Exhibit 10.8

March 29, 2010

BY US MAIL AND ELECTRONIC MAIL

Mr. Joel Legon
Chief Accounting Officer
43 Chapin Road
Barrington, RI 02806

Dear Joel,

This letter confirms that, as of March 1, 2010, your office location has changed from the New York City, NY office to the Wakefield, MA office. If you are required to visit the NYC office based on business needs then you will be reimbursed for your expenses according to the Comverse, Inc. travel policy. The travel policy is available on the corporate intranet via the Traveler portal.

In addition, Comverse will pay you a one-time relocation bonus, in addition to the amounts you have previously received, in the amount of $30,000.00 less statutory withholdings to assist with your relocation expenses. This payment represents the final payment in any compensation owed to you in connection with your relocation.

I hope this addresses any questions you may have. Please contact me at 212.739.1013 if you would like to discuss further.

Sincerely,
/s/ Shefali Shah
Shefali Shah
Senior Vice President, General Counsel and Corporate Secretary

810 Seventh Avenue, 32nd Floor, New York, NY 10019 Telephone (212) 739-1000 Facsimile (212) 739-1001 www.cmvt.com